Exhibit 99.1 News Release
Contacts:
Brooke Hart (Media)
brooke.hart@hii-co.com
202-264-7108

Christie Thomas (Investors)
christie.thomas@hii-co.com
757-380-2104

HII Reports Fourth Quarter and Full Year 2022 Results

•Revenues were $2.8 billion in the fourth quarter, $10.7 billion in 2022
•Diluted earnings per share was $3.07 in the fourth quarter, $14.44 in 2022
•Cash from operations was $766 million, and free cash flow1 was $494 million in 2022
•Reaffirms 5-year free cash flow1 target and provides FY23 guidance

NEWPORT NEWS, Va. (February 9, 2023) - HII (NYSE:HII) reported fourth quarter 2022 revenues of $2.8 billion, up 5.0% from the fourth quarter of 2021. Operating income in the fourth quarter of 2022 was $105 million and operating margin was 3.7%, compared to $120 million and 4.5%, respectively, in the fourth quarter of 2021. Diluted earnings per share in the quarter was $3.07, compared to $2.99 in the fourth quarter of 2021.

For the full year, revenues of $10.7 billion increased 12.1% over 2021. Operating income in 2022 was $565 million and operating margin was 5.3%, compared to $513 million and 5.4%, respectively, in 2021. Segment operating income1 in 2022 was $712 million and segment operating margin1 was 6.7%, compared to $683 million and 7.2%, respectively, in 2021. Diluted earnings per share for the full year was $14.44, compared to $13.50 in 2021.

Net cash provided by operating activities in 2022 was $766 million and free cash flow1 was $494 million, compared to $760 million and $449 million, respectively, in 2021.

New contract awards in the fourth quarter of 2022 were approximately $3.2 billion, bringing total backlog to approximately $47.1 billion as of December 31, 2022.

“2022 represented another year of steady progress on our ship programs and growth in our Mission Technologies division. We finished the year with strong fourth quarter cash generation, which keeps us on track to meet our 5-year free cash flow commitment of $2.9 billion from 2020-2024,” said Chris Kastner, HII’s president and CEO. "I’m looking forward to 2023, as we are expecting to deliver five ships, and we will continue to grow our Mission Technologies division, capitalizing on the significant $66 billion pipeline."

2023 Financial Outlook2
•Expect FY23 shipbuilding revenue1 between $8.4 and $8.6 billion; expect shipbuilding operating margin1 between 7.7% and 8.0%
•Expect FY23 Mission Technologies revenue of approximately $2.5 billion, segment operating margin1 between 2.5% and 3.0%; and Mission Technologies EBITDA margin1 between 8.0% and 8.5%
•Expect FY23 free cash flow1 between $400 and $450 million3
•Continue to expect cumulative FY20-FY24 free cash flow1 of approximately $2.9 billion3

1 Non-GAAP measures. See Exhibit B for definitions and reconciliations. In reliance upon Item 10(e)(1)(i)(B) of Regulation S-K, reconciliations of forward–looking GAAP and non–GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures.
2 The financial outlook, expectations and other forward-looking statements provided by the company for 2023 and beyond reflect the company's judgment based on the information available at the time of this release.
3 Outlook is based on current tax law and assumes the provisions requiring capitalization of R&D expenditures for tax purposes are not deferred or repealed.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Results of Operations

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions, except per share amounts)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Sales and service revenues	$2,812	$2,677	$135	5.0%	$10,676	$9,524	$1,152	12.1%
Operating income	105	120	(15)	(12.5)%	565	513	52	10.1%
Operating margin %	3.7%	4.5%		(75) bps	5.3%	5.4%		(9) bps
Segment operating income[1]	145	160	(15)	(9.4)%	712	683	29	4.2%
Segment operating margin %[1]	5.2%	6.0%		(82) bps	6.7%	7.2%		(50) bps
Net earnings	123	120	3	2.5%	579	544	35	6.4%
Diluted earnings per share	$3.07	$2.99	$0.08	2.7%	$14.44	$13.50	$0.94	7.0%
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$658	$581	$77	13.3%	$2,570	$2,528	$42	1.7%
Segment operating income[1]	50	48	2	4.2%	292	281	11	3.9%
Segment operating margin %[1]	7.6%	8.3%		(66) bps	11.4%	11.1%		25 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the fourth quarter of 2022 were $658 million, an increase of $77 million, or 13.3%, from the same period in 2021, primarily driven by higher revenues in surface combatants and amphibious assault ships, partially offset by lower revenues in the Legend-class National Security Cutter (NSC) program. Revenues on surface combatants increased due to higher volumes on Ted Stevens (DDG 128), Sam Nunn (DDG 133), Telesforo Trinidad (DDG 139) and John F. Lehman (DDG 137), partially offset by lower volume on USS Frank E. Petersen Jr. (DDG 121). Revenues on amphibious assault ships increased due to higher volume on Fallujah (LHA 9). Revenues on the NSC program decreased due to lower volumes on Friedman (NSC 11) and Calhoun (NSC 10).

Ingalls Shipbuilding segment operating income1 for the fourth quarter of 2022 was $50 million, an increase of $2 million from the same period in 2021. Segment operating margin1 in the fourth quarter of 2022 was 7.6%, compared to 8.3% in the same period last year.

For the full year, Ingalls Shipbuilding revenues were $2.6 billion, an increase of $42 million, or 1.7%, compared to 2021, primarily driven by higher revenues in amphibious assault ships and surface combatants, partially offset by lower revenues in the NSC program. Revenues on amphibious assault ships increased due to higher volume on Fallujah (LHA 9) and Pittsburgh (LPD 31), partially offset by lower volume on USS Fort Lauderdale (LPD 28) following its delivery. Revenues on surface combatants increased due to higher volume on Thad Cochran (DDG 135), Sam Nunn (DDG 133), and Telesforo Trinidad (DDG 139), partially offset by lower volume on Jeremiah Denton (DDG 129) and USS Frank E. Petersen Jr. (DDG 121). Revenues on the NSC program decreased due to lower volumes on Friedman (NSC 11) and Calhoun (NSC 10).

For the full year, Ingalls Shipbuilding segment operating income1 was $292 million, an increase of $11 million, or 3.9%, from 2021. Full year 2022 segment operating margin1 was 11.4%, compared to 11.1% in 2021. These increases were primarily due to favorable changes in contract estimates from facilities capital and price adjustment clauses, as well as higher risk retirement on Harrisburg (LPD 30) and USS Fort Lauderdale (LPD 28), partially offset by receipt of a contract incentive on USS Jack H. Lucas (DDG 125) in 2021.

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Key Ingalls Shipbuilding milestones for the quarter:
•Awarded $2.4 billion contract to build amphibious assault ship Fallujah (LHA 9) and began fabrication
•Successfully completed builder’s trials for guided-missile destroyer Jack H. Lucas (DDG 125)
•Began fabrication of guided-missile destroyer Sam Nunn (DDG 133)
•Successfully completed acceptance trials and delivered guided-missile destroyer Lenah Sutcliffe Higbee (DDG 123) to the U.S. Navy

Newport News Shipbuilding

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$1,584	$1,539	$45	2.9%	$5,852	$5,663	$189	3.3%
Segment operating income[1]	80	95	(15)	(15.8)%	357	352	5	1.4%
Segment operating margin %[1]	5.1%	6.2%		(112) bps	6.1%	6.2%		(12) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Newport News Shipbuilding revenues for the fourth quarter of 2022 were $1.6 billion, an increase of $45 million, or 2.9%, from the same period in 2021, primarily driven by higher revenues in aircraft carriers and submarines, partially offset by lower revenues in naval nuclear support services. Aircraft carrier revenues increased due to higher volume on the refueling and complex overhaul (RCOH) of USS John C. Stennis (CVN 74), as well as the construction of Doris Miller (CVN 81), partially offset by lower volume on the RCOH of USS George Washington (CVN 73). Submarine revenues increased due to higher volumes on the Columbia-class submarine program and Block V boats of the Virginia-class submarine (VCS) program, partially offset by lower volumes on Block IV boats of the VCS program. Naval nuclear support service revenues decreased primarily as a result of lower volumes in aircraft carrier fleet support services.

Newport News Shipbuilding segment operating income1 for the fourth quarter of 2022 was $80 million, a decrease of $15 million from the same period in 2021. Segment operating margin1 in the fourth quarter of 2022 was 5.1%, compared to 6.2% in the same period last year. The decreases were primarily due to lower risk retirement on the VCS program and the construction of John F. Kennedy (CVN 79) compared to the prior year period.

For the full year, Newport News Shipbuilding revenues were $5.9 billion, an increase of $189 million, or 3.3%, compared to 2021, primarily driven by higher revenues in aircraft carriers and submarines, partially offset by lower revenues in naval nuclear support services. Aircraft carrier revenues increased primarily as a result of higher volume on the RCOH of USS John C. Stennis (CVN 74) and the construction of Doris Miller (CVN 81) and Enterprise (CVN 80), partially offset by lower volume on the RCOH of USS George Washington (CVN 73) and USS Gerald R. Ford (CVN 78). Submarine revenues increased due to higher volumes on the Columbia-class submarine program and Block V boats of the VCS program, partially offset by lower volumes on Block IV boats of the VCS program. Naval nuclear support service revenues decreased primarily as a result of lower volumes in facility maintenance services, partially offset by higher volumes in submarine fleet support services.

For the full year, Newport News Shipbuilding segment operating income1 was $357 million, an increase of $5 million, or 1.4%, from 2021. The increase was primarily due to favorable changes in contract estimates from facilities capital and price adjustment clauses, as well as contract incentives on the Columbia-class submarine program, partially offset by lower risk retirement on the VCS program and the RCOH of USS George Washington (CVN 73). Full year 2022 segment operating margin1 was 6.1%, compared to 6.2% in 2021.

Key Newport News Shipbuilding milestones for the quarter:
•Authenticated the keel of Virginia-class attack submarine Arkansas (SSN 800)
•Reached approximate 98% completion of the RCOH of USS George Washington (CVN 73)
•Reached approximate 88% completion of John F. Kennedy (CVN 79)

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Mission Technologies

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$602	$586	$16	2.7%	$2,387	$1,476	$911	61.7%
Segment operating income[1]	15	17	(2)	(11.8)%	63	50	13	26.0%
Segment operating margin %[1]	2.5%	2.9%		(41) bps	2.6%	3.4%		(75) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Mission Technologies revenues for the fourth quarter of 2022 were $602 million, an increase of $16 million from the same period in 2021. The increase was primarily due to growth in mission based solutions, largely attributable to Alion Science and Technology (Alion).

Mission Technologies segment operating income1 for the fourth quarter of 2022 was $15 million, compared to $17 million in the fourth quarter of 2021. Segment operating margin1 in the fourth quarter of 2022 was 2.5%, compared to 2.9% in the same period last year. The decreases in segment operating income1 and segment operating margin1 were primarily driven by a non-cash valuation adjustment of approximately $10 million related to an equity method investment that is involved in a pending transaction.

Fourth quarter 2022 results included approximately $24 million of amortization related to the Alion acquisition, compared to approximately $25 million in the same period last year. Mission Technologies EBITDA margin1 in the fourth quarter of 2022 was 6.6%.

For the full year, Mission Technologies revenues were $2.4 billion, an increase of $911 million, or 61.7%, compared to 2021, primarily due to higher volumes in mission based solutions attributable to the acquisition of Alion in the third quarter of 2021.

For the full year, Mission Technologies segment operating income1 was $63 million, an increase of $13 million, or 26%, from 2021. The increase in segment operating income1 was primarily related to the acquisition of Alion in the third quarter of 2022 and higher equity income related to a minority interest in a joint venture, partially offset by higher amortization of purchased intangible assets in 2022 due to the Alion acquisition.

Full year 2022 results included approximately $96 million of amortization of Alion related purchased intangible assets, compared to approximately $33 million in 2021. Mission Technologies EBITDA margin1 for full year 2022 was 8.2%.

Key Mission Technologies milestones for the quarter:
•Awarded U.S. Air Force contract to provide technical analysis and research supporting artificial intelligence, machine learning and cyber modernization priorities
•Awarded U.S. Air Force electronic warfare research and analysis task order
•Unveiled REMUS 620 unmanned underwater vehicle
•Completed integration of Alion

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

2023 Financial Outlook1
•Expect FY23 shipbuilding revenue2 between $8.4 and $8.6 billion; and shipbuilding operating margin2 between 7.7% and 8.0%
•Expect FY23 Mission Technologies revenue of approximately $2.5 billion, segment operating margin2 between 2.5% and 3.0%; and Mission Technologies EBITDA margin2 between 8.0% and 8.5%
•Expect FY23 free cash flow2 between $400 and $450 million3
•Continue to expect cumulative FY20-FY24 free cash flow2 of approximately $2.9 billion3

FY23 Outlook
Shipbuilding Revenue[2]	$8.4B - $8.6B
Shipbuilding Operating Margin[2]	7.7% - 8.0%
Mission Technologies Revenue	~$2.5B
Mission Technologies Segment Operating Margin[2]	2.5% - 3.0%
Mission Technologies EBITDA Margin[2]	8.0% - 8.5%

Operating FAS/CAS Adjustment	($68M)
Non-current State Income Tax Expense[4]	~$0M
Interest Expense	($105M)
Non-operating Retirement Benefit	$149M
Effective Tax Rate	~21%

Depreciation & Amortization	~$365M
Capital Expenditures	~3.0% of Sales
Free Cash Flow[2,3]	$400M - $450M

1The financial outlook, expectations and other forward looking statements provided by the company for 2023 and beyond reflect the company's judgment based on the information available at the time of this release.
2Non-GAAP measures. See Exhibit B for definitions. In reliance upon Item 10(e)(1)(i)(B) of Regulation S-K, reconciliations of forward–looking GAAP and non–GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures.
3Outlook is based on current tax law and assumes the provisions requiring capitalization of R&D expenditures for tax purposes are not deferred or repealed.
4Outlook is based on current tax law. Repeal or deferral of provisions requiring capitalization of R&D expenditures would result in elevated non-current state income tax expense.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

About Huntington Ingalls Industries

HII is an all-domain defense and technologies partner, recognized worldwide as HII is a global, all-domain defense provider. HII’s mission is to deliver the world’s most powerful ships and all-domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world.

As the nation’s largest military shipbuilder, and with a more than 135-year history of advancing U.S. national security, HII delivers critical capabilities extending from ships to unmanned systems, cyber, ISR, AI/ML and synthetic training. Headquartered in Virginia, HII’s workforce is 43,000 strong.
For more information, please visit www.HII.com.

Conference Call Information

HII will webcast its earnings conference call at 9 a.m. Eastern time today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.HII.com. A telephone replay of the conference call will be available from noon today through Thursday, February 16th by calling (866) 813-9403 or (929) 458-6194 and using access code 090168.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," and similar words or phrases or the negative of these words or phrases. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable when made, we cannot guarantee future results, levels of activity, performance, or achievements. There are a number of important factors that could cause our actual results to differ materially from the results anticipated by our forward-looking statements, which include, but are not limited to: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs, including cost increases due to inflation, and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic, and the impacts of vaccination mandates on our workforce; our ability to attract, retain and train a qualified workforce; disruptions impacting global supply, including those attributable to the COVID-19 pandemic and those resulting from the ongoing conflict between Russia and Ukraine; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31		Year Ended December 31
(in millions, except per share amounts)	2022	2021	2022	2021
Sales and service revenues
Product sales	$1,956	$1,815	$7,283	$7,000
Service revenues	856	862	3,393	2,524
Sales and service revenues	2,812	2,677	10,676	9,524
Cost of sales and service revenues
Cost of product sales	1,714	1,556	6,225	5,958
Cost of service revenues	759	748	3,011	2,198
Income from operating investments, net	1	10	48	41
Other income and gains, net	1	(1)	1	2
General and administrative expenses	236	262	924	898
Operating income	105	120	565	513
Other income (expense)
Interest expense	(23)	(26)	(102)	(89)
Non-operating retirement benefit	67	46	276	181
Other, net	10	7	(20)	17
Earnings before income taxes	159	147	719	622
Federal and foreign income tax expense (benefit)	36	27	140	78
Net earnings	$123	$120	$579	$544

Basic earnings per share	$3.07	$2.99	$14.44	$13.50
Weighted-average common shares outstanding	40.1	40.1	40.1	40.3

Diluted earnings per share	$3.07	$2.99	$14.44	$13.50
Weighted-average diluted shares outstanding	40.1	40.1	40.1	40.3

Dividends declared per share	$1.24	$1.18	$4.78	$4.60

Net earnings from above	$123	$120	$579	$544
Other comprehensive income (loss)
Change in unamortized benefit plan costs	497	736	436	838
Other	2	(1)	—	—
Tax benefit (expense) for items of other comprehensive income	(128)	(188)	(112)	(214)
Other comprehensive income, net of tax	371	547	324	624
Comprehensive income	$494	$667	$903	$1,168

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$467	$627
Accounts receivable, net of allowance for doubtful accounts of $2 million as of 2022 and $9 million as of 2021	636	433
Contract assets	1,240	1,310
Inventoried costs, net	183	161
Income taxes receivable	170	209
Prepaid expenses and other current assets	50	50
Total current assets	2,746	2,790
Property, Plant, and Equipment, net of accumulated depreciation of $2,319 million as of 2022 and $2,149 million as of 2021	3,198	3,107
Other Assets
Operating lease assets	282	241
Goodwill	2,618	2,628
Other intangible assets, net of accumulated amortization of $881 million as of 2022 and $741 million as of 2021	1,019	1,159
Pension plan assets	600	281
Miscellaneous other assets	394	421
Total other assets	4,913	4,730
Total assets	$10,857	$10,627
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	642	603
Accrued employees’ compensation	345	361
Current portion of long-term debt	399	—
Current portion of postretirement plan liabilities	134	137
Current portion of workers’ compensation liabilities	229	252
Contract liabilities	766	651
Other current liabilities	380	423
Total current liabilities	2,895	2,427
Long-term debt	2,506	3,298
Pension plan liabilities	214	351
Other postretirement plan liabilities	260	368
Workers’ compensation liabilities	463	506
Long-term operating lease liabilities	246	194
Deferred tax liabilities	418	313
Other long-term liabilities	366	362
Total liabilities	7,368	7,819
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.5 million shares issued and 39.9 million shares outstanding as of December 31, 2022, and 53.4 million shares issued and 40.0 million shares outstanding as of December 31, 2021	1	1
Additional paid-in capital	2,022	1,998
Retained earnings	4,276	3,891
Treasury stock	(2,211)	(2,159)
Accumulated other comprehensive loss	(599)	(923)
Total stockholders’ equity	3,489	2,808
Total liabilities and stockholders’ equity	$10,857	$10,627

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31
($ in millions)	2022	2021
Operating Activities
Net earnings	$579	$544
Adjustments to reconcile to net cash provided by operating activities
Depreciation	218	207
Amortization of purchased intangibles	140	86
Amortization of debt issuance costs	8	8
Provision for doubtful accounts	(7)	7
Stock-based compensation	36	33
Deferred income taxes	2	98
Loss (gain) on investments in marketable securities	25	(19)
Change in
Accounts receivable	(196)	58
Contract assets	70	(126)
Inventoried costs	(22)	(25)
Prepaid expenses and other assets	20	(88)
Accounts payable and accruals	6	45
Retiree benefits	(127)	(78)
Other non-cash transactions, net	14	10
Net cash provided by operating activities	766	760
Investing Activities
Capital expenditures
Capital expenditure additions	(284)	(331)
Grant proceeds for capital expenditures	12	20
Acquisitions of businesses, net of cash received	—	(1,643)
Investment in affiliates	(5)	(22)
Proceeds from disposition of business	—	20
Other investing activities, net	9	2
Net cash used in investing activities	(268)	(1,954)
Financing Activities
Proceeds from issuance of long-term debt	—	1,650
Repayment of long-term debt	(400)	(25)
Proceeds from revolving credit facility borrowings	24	—
Repayment of revolving credit facility borrowings	(24)	—
Debt issuance costs	—	(22)
Dividends paid	(192)	(186)
Repurchases of common stock	(52)	(101)
Employee taxes on certain share-based payment arrangements	(14)	(7)
Net cash (used in) provided by financing activities	(658)	1,309
Change in cash and cash equivalents	(160)	115
Cash and cash equivalents, beginning of period	627	512
Cash and cash equivalents, end of period	$467	$627
Supplemental Cash Flow Disclosure
Cash paid for income taxes (net of refunds)	$127	$33
Cash paid for interest	$100	$76
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$12	$6

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “shipbuilding revenue,” “shipbuilding operating margin,” “Mission Technologies EBITDA margin” and “free cash flow.”

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect additional ways of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin are not measures recognized under GAAP. They are measures that we use to evaluate our core operating performance. When analyzing our operating performance, investors should use shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. We believe that shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for net earnings as a measure of our performance or net cash provided or used by operating activities as a measure of our liquidity. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Reconciliations of forward-looking GAAP and non-GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures. For the same reasons, we are unable to address the significance of the unavailable information, which could be material to future results.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Shipbuilding revenue is defined as the combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

Shipbuilding operating margin is defined as the combined segment operating income of our Newport News Shipbuilding segment and Ingalls Shipbuilding segment as a percentage of shipbuilding revenue.

Mission Technologies EBITDA is defined as Mission Technologies segment operating income before interest expense, income taxes, depreciation, and amortization

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Mission Technologies EBITDA margin is defined as Mission Technologies EBITDA as a percentage of Mission Technologies revenues.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Reconciliations of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2022	2021	2022	2021
Ingalls revenues	$658	$581	$2,570	$2,528
Newport News revenues	1,584	1,539	5,852	5,663
Mission Technologies revenues	602	586	2,387	1,476
Intersegment eliminations	(32)	(29)	(133)	(143)
Sales and Service Revenues	2,812	2,677	10,676	9,524

Operating Income	105	120	565	513
Operating FAS/CAS Adjustment	37	39	145	157
Non-current state income taxes	3	1	2	13
Segment Operating Income	145	160	712	683
As a percentage of sales and service revenues	5.2%	6.0%	6.7%	7.2%
Ingalls segment operating income	50	48	292	281
As a percentage of Ingalls revenues	7.6%	8.3%	11.4%	11.1%
Newport News segment operating income	80	95	357	352
As a percentage of Newport News revenues	5.1%	6.2%	6.1%	6.2%
Mission Technologies operating income	15	17	63	50
As a percentage of Mission Technologies revenues	2.5%	2.9%	2.6%	3.4%

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Reconciliation of Free Cash Flow

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$601	$271	$766	$760
Less capital expenditures:
Capital expenditure additions	(105)	(115)	(284)	(331)
Grant proceeds for capital expenditures	12	9	12	20
Free cash flow	$508	$165	$494	$449

Reconciliation of Mission Technologies EBITDA and EBITDA Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2022	2021	2022	2021
Mission Technologies sales and service revenues	$602	$586	$2,387	$1,476

Mission Technologies segment operating income	$15	$17	$63	$50
Mission Technologies depreciation expense	2	2	10	6
Mission Technologies amortization expense	30	34	120	66
Mission Technologies state tax expense	(7)	—	2	5
Mission Technologies EBITDA	$40	$53	$195	$127
Mission Technologies EBITDA margin	6.6%	9.0%	8.2%	8.6%

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com